Exhibit 10.1

Form of Notice of Grant under the Chevron Corporation Long-Term Incentive Plan

[Employee name]

[Year] LTIP GRANT TERMS

•	You are granted [number] Nonqualified Stock Options at a grant price equal to the fair market value on [date] ($[price]). The options vest as follows: 33 1/3 percent after one year, 66 2/3 percent after two years and 100 percent after three years. They expire after 10 years. Their value to you will depend entirely on the difference between the grant price and the price of Chevron stock at the time you exercise the options.

•	You are granted [number] Performance Shares with a three-year performance period starting [date] and ending [date]. The value of the cash payout from your performance shares depends on the price of Chevron stock at the time the performance shares vest and the company’s total shareholder return (TSR) for the three-year performance period relative to the TSR for our peer group of oil competitors. The LTIP peer group for [year] will be [names of peer group companies]. Depending on Chevron’s TSR rank compared to the peer group, the following payout modifiers will apply:

Relative TSR Rank	1	2	3	4	5
[Year] Payout Modifier	200%	150%	100%	50%	0%

•	The Committee shall have the ability to substitute, without receiving participant permission, Stock Appreciation Rights (SARs) paid only in stock for outstanding options; provided, that the number of substituted SARs equals the number of shares underlying the options and the grant price of the SARs is equal to the option exercise price of the options.

•	This grant is subject to the terms of the Long-Term Incentive Plan (LTIP) and rules adopted under it. The documents that describe the plan and the rules are incorporated into this grant notification and copies are available to you on request. By accepting this grant, you are agreeing to all the terms and conditions of the plan and the rules.